SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2005

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego CA 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement; Item 2.01 Completion of Acquisition or Disposition of Assets; Item 3.02. Unregistered Sales of Equity Securities and Item 8.01 Other Events.

On April 19, 2005, PriceSmart, Inc. (the “Company”) announced that it had entered into an agreement to settle the previously disclosed disputes pertaining to the Company’s Guatemalan subsidiary. Specifically, the Company entered into an agreement with Grupo Solid (Guatemala), S.A. and Grupo Solid, S.A., the minority shareholders of the Company’s Guatemala subsidiary, whereby the parties have mutually released all claims, the Company will acquire the minority shareholders’ shares in PriceSmart (Guatemala), S.A., all pending litigation and the pending arbitration (as previously announced by the Company) between the minority shareholders and the Company will be dismissed, and Grupo Solid, S.A. will be released from its joint and several guaranty (together with the Company) of a real estate lease to which PriceSmart (Guatemala), S.A. is a party.

The Company’s acquisition of the minority shareholders’ interests involves a two-step process. First, on April 19, 2005, the minority shareholder conveyed its 34% interest in PriceSmart (Guatemala), S.A. to The Price Group, LLC, a California limited liability company (the “Price Group”), the Sol and Helen Price Trust and the Robert and Allison Price Trust (together with the Price Group and the Sol and Helen Price Trust, the “Price Entities”), in exchange for the payment by the Price Entities to the minority shareholders of a total of $6,600,000 in cash. Second, as soon as reasonably practicable, the Price Entities will transfer the 34% interest in PriceSmart (Guatemala), S.A. to the Company in exchange for a total of 825,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), valued for such purpose at a price of $8.00 per share and having a value at such valuation equal to the amount paid by the Price Entities to the minority shareholders. On April 19, 2005, the Company and the Price Entities entered into a Stock Purchase Agreement reflecting the parties’ agreement to such exchange of shares. Robert E. Price, the Company’s Chairman of the Board and Interim Chief Executive Officer, Sol Price, a significant stockholder of the Company and father of Robert E. Price, are members and managers of the Price Group, Robert E. Price is a trustee of both trusts and Sol Price is a trustee of the Sol and Helen Price Trust. Directors Murray L. Galinson and Jack McGrory are members and managers of the Price Group. The shares of Common Stock to be issued to the Price Entities will be issued in a private placement pursuant to Rule 506 under the Securities Act of 1933, as amended. The Price Entities have represented to the Company that they are accredited investors and that the shares of Common Stock received by them will be acquired for their own account and not with a view to any distribution thereof to the public. The Company will not pay any other amounts to the minority shareholders in connection with the settlement and release.

Item 5.05 Amendments to the Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the transactions described above, on April 18, 2005, the Company’s Board of Directors waived the conflict provisions of the Company’s Code of Business Conduct and Ethics with respect to this transaction, and its Audit Committee approved the related party aspect of this transaction.

Item 9.01. Financial Statements and Exhibits.

(c) The following exhibit is filed herewith:

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated as of April 19, 2005, by and among the Company, The Price Group, LLC, the Sol and Helen Price Trust and the Robert and Allison Price Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2005	PRICESMART, INC.

	By:	/s/ JOHN M. HEFFNER
John M. Heffner Chief Financial Officer